Company Press Release

MEGA MICRO TECHNOLOGIES RETAINS NEW AUDITOR

LAS VEGAS, NV-(BUSINESS WIRE)-January 19, 2001-Mega Micro Technologies Group (OTC:BB "MGGA") announced that it has engaged Weaver & Martin to audit its 2000 fiscal year financial statements. There were no disagreements between MGGA and its previous auditor, Braverman & Co., on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

In addition, MGGA's Board of Directors has approved an option re-pricing program. Under the program, all currently issued stock options (covering approximately 1 million shares of MGGA's common stock) will be re-priced at $0.50 per share.

"I believe it is in the best interest of stockholders that we retain key management, directors and employees in order to further our ability to effectively provide business process automation solutions," said Thomas Embrogno, President and COO of MGGA.

About Mega Micro

Since 1991, MGGA has provided computer components, software, and custom-built systems to corporate customers and to businesses serving business. Moreover, MGGA designs, installs, and services Local Area Networks (LAN), Wide Area Networks (WAN), intranets, and extranets. By leveraging the experience in hardware sales and networking services along with resources provided to us via our relationship with companies such as EDS, Datamax, NEC, and EMC2, MGGA provides an advanced and tightly integrated business process automation solution. MGGA's strategy will be to continue to provide a complete business process framework for all of it's present and future clients as well as provide the integration of document management, workflow automation, and call center management necessary to support its business plan.


Safe Harbor Statement: The statements in this press release regarding the engagement of a new auditor, re-pricing of stock options, future opportunities and any other effect, and any other statements, which are not historical facts, are forward looking statements. Such statements involve risks and uncertainties, including, but not limited to, future financial and operational results, competition, general economic conditions, and the ability to manage and continue growth. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated. We undertake no obligation to revise or update such statements to reflect current events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.